EXHIBIT 99.2

ATWOOD OCEANICS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	THREE MONTHS ENDED
	DECEMBER 31,
	2010	2009

REVENUES:
Contract drilling	$146,286	$164,243

COSTS AND EXPENSES:
Contract drilling	58,344	61,042
Depreciation	8,803	9,713
General and administrative	15,664	11,623
Other, net	(61)	(87)
	82,750	82,291
OPERATING INCOME	63,536	81,952

OTHER INCOME (EXPENSE)
Interest expense, net of capitalized interest	(678)	(733)
Interest income	382	36
	(296)	(697)
INCOME BEFORE INCOME TAXES	63,240	81,255
PROVISION FOR INCOME TAXES	10,390	14,271
NET INCOME	$52,850	$66,984

EARNINGS PER COMMON SHARE:
Basic	0.82	1.04
Diluted	0.81	1.03
AVERAGE COMMON SHARES OUTSTANDING:
Basic	64,528	64,303
Diluted	65,184	65,023